Exhibit 99.1

OPTION CARE HEALTH ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2024 AND PRELIMINARY FINANCIAL EXPECTATIONS FOR FULL YEAR 2025

BANNOCKBURN, IL., January 13, 2025 - Option Care Health, Inc. (the “Company” or “Option Care Health”) (Nasdaq: OPCH), the nation’s largest independent provider of home and alternate site infusion services, announced today preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2024.

For the fourth quarter 2024, Option Care Health expects to report:

•	Net revenue of approximately $1.34 billion to $1.35 billion, representing approximately 19.2% to 20.1% growth over the fourth quarter of 2023

•	Net income of approximately $56.8 to $60.9 million, or diluted earnings per share of $0.33 to $0.36

•	Adjusted net income of approximately $71.0 million to $76.8 million, or adjusted diluted earnings per share of $0.42 to $0.45

•	Adjusted EBITDA of approximately $118.7 million to $121.7 million, representing approximately a 6.4% to 9.1% increase over the fourth quarter of 2023

For full year 2024, Option Care Health expects to report:

•	Net revenue of approximately $4.99 billion to $5.00 billion, representing approximately 16.0% to 16.2% growth over the prior year

•	Net income of approximately $208.5 million to $212.6 million, or diluted earnings per share of $1.21 to $1.23

•	Adjusted net income of approximately $268.3 million to $274.1 million, or adjusted diluted earnings per share of $1.55 to $1.59

•	Adjusted EBITDA of approximately $441.0 million to $444.0 million, representing approximately a 3.7% to 4.4% increase over the prior year

•	Cash flow from operations of at least $300 million

•	Cash and cash equivalents of approximately $412.6 million

Preliminary Full Year 2025 Guidance

For the full year 2025, Option Care Health expects to deliver the following financial results:

•	Net revenue of $5.2 billion to $5.4 billion

•	Adjusted EBITDA of $445 million to $465 million

•	Adjusted EPS of $1.59 to $1.69

This preliminary guidance incorporates a negative gross profit impact of approximately $60 million to $70 million dollars related to the Stelara pricing adjustments discussed on the Company’s third quarter earnings call. The Company expects to provide further information regarding its full year 2025 financial guidance on its fourth quarter earnings call in February.

New Share Repurchase Program Authorization

In the fourth quarter of 2024, the Company completed the remaining $90 million of share repurchases under its prior share repurchase program. On January 10, 2025, the Company’s Board of Directors approved a new $500 million stock repurchase program. This program has no specified expiration date. Shares may be repurchased under the program through open market purchases, privately negotiated transactions, block trades, or accelerated or other structured share repurchase programs. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management.

Investor Conference Presentation

The Company will be participating in the 43rd Annual J.P. Morgan Healthcare Conference, including a Company presentation at 1:30 p.m. P.T. on Monday, January 13, 2025. The presentation, including the presentation materials, can be accessed via live audio webcast that will be available online at investors.optioncarehealth.com.

Conference Call

The Company expects to release its full fourth quarter and full year results on Wednesday, February 26, 2025 before the market opens and host a conference call to review the results at 8:30 a.m. E.T. on the same day.

The conference call can be accessed via a live audio webcast that will be available online at investors.optioncarehealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Option Care Health

Option Care Health is the nation’s largest independent provider of home and alternate site infusion services. With over 8,000 team members, including more than 5,000 clinicians, we work compassionately to elevate standards of care for patients with acute and chronic conditions in all 50 states. Through our clinical leadership, expertise and national scale, Option Care Health is reimagining the infusion care experience for patients, customers and teammates. To learn more, please visit our website at optioncarehealth.com.

Investor Contacts

Mike Shapiro
Chief Financial Officer
T: (312) 940-2538
mike.shapiro@optioncare.com

Forward-Looking Statements - Safe Harbor

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements the Company may make regarding future revenues, future earnings, other future financial results, regulatory developments, market developments, new products and growth strategies and the effects of any of the foregoing on its future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: changes in laws and regulations applicable to its business model; changes in market conditions and receptivity to its services and offerings; pending and future litigation; potential liability for claims not covered by insurance; and loss of relationships with managed care organizations and other non-governmental third party payers. For a detailed discussion of the risk factors that could affect its actual results, please refer to the risk factors identified in the Company’s SEC reports as filed with the SEC.

Any forward-looking statement made by the Company in this press release is based only on information currently available to it and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Preliminary Unaudited Financial Data

The preliminary financial information included in this press release is subject to completion of the Company’s year-end close procedures and further financial review. The Company has provided ranges, rather than specific amounts, because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of the Company’s year-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), and they should not be viewed as indicative of the Company’s results for any future period. The Company’s independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Note Regarding Use of Non-GAAP Financial Measures

In addition to reporting financial information in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted net income, Adjusted EBITDA and Adjusted earnings per share ("Adjusted EPS"), which are non-GAAP financial measures. These adjusted measures are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, earnings per share, or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of the Company’s liquidity. In addition, the Company’s definitions of Adjusted net income, Adjusted EBITDA, and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. As defined by the Company: (i) Adjusted net income represents net income before intangible asset amortization expense, stock-based compensation expense, and restructuring, acquisition, integration and other expenses, net of tax adjustments, (ii) Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses, and (iii) Adjusted earnings per share represents Adjusted net income divided by weighted average common shares outstanding, diluted. As part of restructuring, acquisition, integration and other expenses, the Company may incur significant charges such as the write down of certain long-lived assets, temporary redundant expenses, professional fees, certain litigation expenses and reserves related to acquired businesses, potential retention and severance costs and potential accelerated payments or termination costs for certain of its contractual obligations. Management believes that these adjusted measures provide useful supplemental information regarding the performance of Option Care Health’s business operations and facilitate comparisons to the Company’s historical operating results. The Company has not reconciled Adjusted EBITDA guidance to net income, nor Adjusted EPS guidance to GAAP earnings per share, as management believes creation of this reconciliation would not be practicable due to the uncertainty regarding, and potential variability of, material reconciling items. Full reconciliations of each adjusted measure to the most comparable GAAP financial measure are set forth below.

OPTION CARE HEALTH, INC.

RECONCILIATION BETWEEN GAAP AND NON-GAAP MEASURES

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended December 31, 2024		Full Year Ended December 31, 2024
	Low	High	Low	High
Net income	$56.8	$60.9	$208.5	$212.6
Interest expense, net	10.9	10.9	49.0	49.0
Income tax expense	22.3	20.0	73.2	70.9
Depreciation and amortization expense	17.5	17.5	63.5	63.5
EBITDA	107.5	109.3	394.2	396.0

EBITDA adjustments
Stock-based incentive compensation	8.5	8.5	36.1	36.1
Loss on extinguishment of debt	—	—	0.4	0.4
Restructuring, acquisition, integration and other	2.8	4.0	10.3	11.5
Adjusted EBITDA	$118.7	$121.7	$441.0	$444.0

Net income	$56.8	$60.9	$208.5	$212.6
Intangible asset amortization expense	8.6	8.6	34.4	34.4
Stock-based incentive compensation	8.5	8.5	36.1	36.1
Restructuring, acquisition, integration and other	2.8	4.0	10.3	11.5
Total pre-tax adjustments	19.9	21.1	80.8	82.0
Tax adjustments (1)	(5.7)	(5.2)	(21.0)	(20.5)
Adjusted net income	$71.0	$76.8	$268.3	$274.1

Earnings per share, diluted	$0.33	$0.36	$1.21	$1.23
Adjusted earnings per share, diluted	$0.42	$0.45	$1.55	$1.59
Weighted average common shares outstanding, diluted	169,980	169,980	172,845	172,845

(1) Tax adjustments for fourth quarter and full year 2024 includes the estimated income tax effect on non-GAAP adjustments based on the expected effective tax rate